Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 5,288 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 December 6, 2024

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100® Technology Sector IndexSM, the Energy Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund due December 23, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings

Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”), Energy Select Sector SPDR® Fund (the “XLE Shares”) and Financial Select Sector SPDR® Fund (the “XLF Shares”)

The Nasdaq-100® Technology Sector IndexSM is sometimes individually referred to herein as an “Index,” and the Energy Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund are sometimes collectively referred to herein as the “Underlying Shares” and individually as a “Fund.”

Pricing date*	December 20, 2024
Original issue date*	December 26, 2024
Face amount	$1,000 per security
Automatic call

If, on the call date, the closing level of the lowest performing underlying is greater than or equal to its starting level, the securities will be automatically called for the call payment on the call settlement date.

Call date*	December 26, 2025
Call settlement date	Three business days after the call date
Call payment	At least $1,230 per security, which corresponds to a call premium of at least 23.00% of the face amount (to be determined on the pricing date).
Maturity payment amount (per security)

If the securities are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per security as follows:

●if the ending level of the lowest performing underlying is greater than its starting level:

$1,000 + ($1,000 × underlying return of the lowest performing underlying × participation rate)

●if the ending level of the lowest performing underlying is equal to or less than its starting level but greater than or equal to its threshold level:

$1,000

●if the ending level of the lowest performing underlying is less than its threshold level:

$1,000 + [$1,000 × (underlying return of the lowest performing underlying + buffer amount)]

Underlying return	For each underlying, (ending level - starting level) / (starting level)
Lowest performing underlying	The underlying with the lowest underlying return
Maturity date*	December 23, 2027
Starting level	For each underlying, the closing level on the pricing date
Ending level

With respect to the NDXT Index, the closing level on the calculation day

With respect to the XLE Shares and the XLF Shares, the closing price for such underlying on any trading day times the adjustment factor on such day

Threshold level	For each underlying, 80% of the starting level
Buffer amount	20%
Participation rate	125%
Calculation day*	December 20, 2027, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61777RFA6
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile**

**assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called prior to maturity and the ending level of ANY underlying is less than its threshold level, you will be exposed to any decline in the closing level of the lowest performing underlying beyond 20%. You may lose up to 80% of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $954.20, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988224044017/ms5288_424b2-25735.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.35% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●If the securities are automatically called prior to maturity, the appreciation potential of the securities is limited by the fixed call payment specified for the call date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the NDXT Index or the fund underlying indices.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the financial services sector.

●The performance and market price of any of the XLE Shares and the XLF Shares, particularly during periods of market volatility, may not correlate with the performance of its fund underlying index, the performance of the component securities of such fund underlying index or the net asset value per share of such Fund.

●Adjustments to the NDXT Index could adversely affect the value of the securities.

●Adjustments to the XLE Shares and the XLF Shares or the fund underlying indices could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLE Shares or the XLF Shares.

●Historical prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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